EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sierra Bancorp, of our report dated March 13, 2017 on our audits of the consolidated financial statements of Sierra Bancorp and Subsidiary as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, and our report of the same date concerning the effectiveness of internal control over financial reporting as of December 31, 2016, included in the Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California

September 21, 2017